Exhibit 99.1

NEWS RELEASE

Contact: Suzy W. Taylor

866-652-1810

FirstCity Financial Corporation Names Richard E. Bean Chairman of the Board of Directors

James R. Hawkins to Retire at Year End and Resign as Director and Chairman

Waco, Texas, December 30, 2005…..FirstCity Financial Corporation today announced James R. Hawkins, the company’s long-time Chairman has elected to retire at year end and will resign his position as a director of the Company and as Chairman of the Board as of December 31, 2005. Mr. Hawkins has previously stated his intention to retire.  Richard E. Bean, a current member of the company’s board of directors, and chairman of the audit committee, will assume the additional role of Chairman of the Board as of December 31, 2005. Mr. Bean will continue to serve as chairman of the audit committee.  James T. Sartain, president of FirstCity will continue in his role as CEO.

James T. Sartain said, “Jim Hawkins has been and outstanding director and Chairman over the past 10 years, guiding the company and board through its successes, challenges and its recent recovery.”

Mr. Hawkins, who is 69, has been a director of the Company and Chairman of the Board of Directors since July 1995, when the company was formed through a merger with the former FirstCity Bancorporation of Texas. Mr. Sartain commented, “Jim has provided exceptional vision and leadership and his contributions to the company have built a strong foundation. FirstCity is well positioned to continue its successful growth. He has been a close friend and mentor to me personally for over 17 years .Jim’s entrepreneurial spirit and fair minded demeanor will be sorely missed by all at the company. He has an uncanny way of getting the best out of people, encouraging excellence, creative thinking and initiative.  These things will be his legacy at FirstCity”

Mr. Hawkins said,” My decision to retire was reached after months of reflection and planning. Serving as Chairman as FirstCity, with its proud heritage, has been a great honor and a privilege.  Above all it has been a privilege for me to work with such a dedicated group of employees who, day in and day out, give their all to make this company succeed. I am confident that the leadership of FirstCity is in good hands with an experienced team in place, well equipped to take this company forward and meet our quarterly and long-term objectives. FirstCity will become even stronger in the future.’’

Hawkins plans to travel, spend time with his family, including his grandchildren and continue his commitment to his numerous philanthropic endeavors.

Mr. Sartain said, “We are very pleased that Richard has accepted his new role as Chairman. We have been very fortunate to have him serve on our board for the past 10 years.  As Richard takes on a more strategic role we look forward to continued growth and success of the company by leveraging his extensive wealth of business knowledge and experience.”

Richard E. Bean has served on board of directors of FirstCity Financial since the company’s inception in 1995 and was instrumental in the formation of FirstCity Financial, through his prior affiliation with FirstCity Bancorporation of Texas as a member of its equity committee in its bankruptcy reorganization.  Mr. Bean currently serves on the Board of Directors and is Chairman of the respective audit committees of Sanders Morris Harris Group, Inc. and WCA Waste Corporation, both public companies listed on NASDAQ.  He also serves on the Board of Directors of several closely held corporations. He has been a long-time supporter of the Houston Livestock Show and Rodeo and is currently a director and member of the audit committee of that organization.

Mr. Bean is a graduate and avid supporter of the University of Texas.  He holds a BBS in Finance and a MBA in Accounting from the University and has been a CPA since 1968.He and his wife Dorothy are life long residents of Houston, Texas where both are active in civic and philanthropic ventures.

FirstCity Financial is a diversified financial services Company with operations dedicated solely to portfolio asset acquisition and resolution.  The company has offices throughout the U.S., with affiliate organizations in France and Mexico. Its common (FCFC) stock is listed on the NASDAQ National Market System.